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                                                                      EXHIBIT 7

                       [LETTERHEAD OF WELLS FARGO BANK]

February 21, 1997


Robert Olsen
Chief Financial Officer
Leslie's Poolmart
20222 Plummer Street
Chatsworth, CA 91311

Dear Bob:

This letter is to confirm that Wells Fargo Bank, National Association ("Bank"), subject to all terms and conditions contained herein, has agreed to extend from February 15, 1997 until March 15, 1997 the date on which Bank's commitment letter from Bank to Leslie's Poolmart, a California Corporation ("Borrower") date January 14, 1997 will expire. As an additional condition precedent to the credit accommodation described therein, not less than 95% of Borrower's common equity ownership, at closing, shall be held by the following parties: Leonard Green Partners, Existing Management and Directors; and Occidental Petroleum Corporation.

Except as expressly provided herein, all terms and conditions of said commitment letter shall continue in full force and effect without waiver or modification. Without limiting the forgoing, Bank reserves the right to terminate its commitment at any time prior to receipt by Bank of a copy of the commitment letter executed by Borrower.

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Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions.

                                          Sincerely,

                                          WELLS FARGO BANK, N.A.

                                          /s/ Brian Carrico
                                          Brian Carrico
                                          Vice President

Accepted and Agreed to:

LESLIE'S POOLMART

By:
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Title:
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Date:                  , 1997
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